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                                                                     Exhibit 11.

         EARNINGS PER SHARE

         The numerator and denominator of basic and diluted earnings per share are as follows:

                                                                            Nine months ended
                                                                            ----------------
                                                                       June 30, 1999           June 30, 2000
                                                                       -------------           -------------
         Numerator - net loss as reported                                 ($877,100)           ($4,295,800)
         Denominator - Weighted average number of shares                  7,636,400             11,782,600
         outstanding
         Effect of dilutive securities:
            Dilutive weighted average number of shares                    7,636,400             11,782,600
         outstanding
         Basic earnings (loss) per share                                     ($0.11)                ($0.36)
         Diluted earnings (loss) per share                                   ($0.11)                ($0.36)



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